As filed with the Securities and Exchange Commission on 9 October, 2007

Registration No. 333-135665

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LAFARGE S.A.

(Exact name of Registrant as specified in its charter)

Republic of France

(State or other jurisdiction of Incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Nos.)

61, rue des Belles Feuilles

75116 Paris

France

+33 1 44 34 11 11

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

212-894-8940

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Michel Bisiaux	Andrew A. Bernstein
General Counsel	Cleary Gottlieb Steen & Hamilton
Lafarge S.A.	LLP
61, rue des Belles Feuilles	12, rue de Tilsitt
75116 Paris	75008 Paris
France	France
+33 1 44 34 11 11	+33 1 40 74 68 00

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form F-3 (File No. 333-135665) (the “Registration Statement”) of Lafarge S.A. (the “Registrant”) pertaining to debt securities, which was filed with the Securities and Exchange Commission and became effective on July 10, 2006.

On August 2, 2007, the Registrant announced its intention to delist its American Depositary Shares from the New York Stock Exchange (NYSE) and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934.

As a result and pursuant to the Registrant’s undertaking in Item 10 of Part II of this Registration Statement, the Registrant hereby withdraws this Registration Statement, including all amendments and exhibits thereto, with respect to the unsold portion of securities registered hereon. In July 2006, the Registrant completed the offering of US$600,000,000 6.15% Notes Due 2011, US$800,000,000 6.50% Notes Due 2016 and US$600,000,000 7.125% Notes Due 2036 pursuant to this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on October 9, 2007.

By:	/s/ Bruno Lafont
Name:	Bruno Lafont
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated on October 9, 2007.

Name	Title

/s/ Bruno Lafont	Chairman and Chief Executive Officer
Bruno Lafont	(Principal Executive Officer and Director)

/s/ Bertrand Collomb	Honorary Chairman of the Board
Bertrand Collomb	(Director)

/s/ Jean-Jacques Gauthier	Executive Vice President, Finance
Jean-Jacques Gauthier

Director
Michael Blakenham

/s/ Jean-Pierre Boisivon	Director
Jean-Pierre Boisivon

/s/ Michel Bon	Director
Michel Bon

/s/ Philippe Charrier	Director
Philippe Charrier

Director
Philippe Dauman

Director
Oscar Fanjul

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Director
Juan Gallardo

/s/ Alain Joly	Director
Alain Joly

Director
Bernard Kasriel

Director
Pierre de Lafarge

/s/ Jacques Lefevre	Director
Jacques Lefevre

/s/ Michel Pébereau	Director
Michel Pébereau

/s/ Hélène Ploix	Director
Hélène Ploix

/s/ Marc Soulé	Chief Accounting Officer
Marc Soulé

/s/ Peter Keeley	Authorized Representative in the
Peter Keeley	United States

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